August 4, 2009

Keith J.C. Darragh
16 Woodhaven Road
Parsippany, New Jersey 07054

Dear Keith:

I am pleased to offer you employment with Vision-Sciences, Inc. (the "Company"), at our Orangeburg, New York location, pursuant to the following terms and conditions:

Title:	Corporate Controller
Reporting to:	The CFO
Salary:	$170,000 per year, payable in accordance with the Company's normal payroll schedules. You will be an exempt employee.
Effective Date:	Your first date of employment will be August 24, 2009 (the "Effective Date").
Benefits:	You will be entitled to participate in the Company's standard benefits package, which may be changed from time to time, insurance for medical, dental, life, short-term disability and long-term disability and the Company's 401K plan.
Paid Time Off:	You will be eligible to participate in our PTO policy after ninety days of employment.
Options:	You will receive an incentive stock option to purchase 55,000 shares of Company common stock, subject to approval of the Compensation Committee of the Board of Directors, at a purchase price equal to the closing market price on the first date of your employment. These options will vest in four equal installments of 13,750 shares, starting on the first anniversary of your Effective Date and on each of the next three anniversaries. All the options will be subject to the terms of the VSI's stock option plan and standard option agreement. You will be eligible to participate in such other option grants and other incentive plans as the Board may determine.

During your first 90 days of employment, you are required to perform at a satisfactory level. You will receive a review of your performance at the end of 90 days or before. Additionally, this offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the Company have the right to terminate your employment at any time.

Vision-Sciences, Inc.
40 Ramland Road South
Orangeburg, NY 10962, USA

Tel 1.845.365.0600
Fax 1.845.365.0620
www.visionsciences.com

VISION™ sciences

If you accept this job offer, on your first day of employment, the Company will provide additional information about the Company's policies, objectives, benefit programs, general employment conditions and benefit plans. To comply with federal identification requirements set forth by the Department of Homeland Security (DHS), you are required to bring with you supporting documentation of your identity and eligibility to work in the United States. Types of acceptable documentation are listed on Form I-9 (DHS); these documents include a U.S. passport or a driver's license, social security card and birth certificate.

This offer will remain open for five (5) business days from the date of this letter.

On the Effective Date, you will be asked to sign an Invention, Non-Disclosure and Non-Competition Agreement, and a Co-Employer Agreement with Administaff, which together with this offer letter will constitute your entire agreement for employment with the Company. This agreement will be governed by the internal laws of the State of New York. This agreement may only be modified in writing, signed by you and the Company.

Please note that this offer of employment is contingent upon the successful completion of a background and reference check.

I am confident that your skills, knowledge and experience will be an asset to our Company, and I am looking forward to working with you.

Yours truly,

Gideon Hirschmann
Vice President of Operations

Please indicate your acceptance by signing on the line below and returning this offer letter via fax to: 845-512-2091.

Accepted: K. J. C. Dan[illegible] Date: 8/6/09